                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


                                 AMENDMENT NO. 1


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240 14a-14

                            SYMBOL TECHNOLOGIES, INC.

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(1)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

      -------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

      -------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

      -------------------------------------------------------

     5) Total fee paid:

      -------------------------------------------------------

      [ ]   Fee paid previously with preliminary materials.

      [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

            (1)  Amount Previously Paid:
            (2)  Form, Schedule or Registration Statement No.:
            (3)  Filing Party:
            (4)  Date Filed:

                            SYMBOL TECHNOLOGIES, INC.

                                ONE SYMBOL PLAZA
                         HOLTSVILLE, NEW YORK 11742-1300

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 21, 2001

                              --------------------


     To our shareholders:

     The Annual Meeting of Shareholders of Symbol Technologies, Inc. will be held at 10:00 A.M., local time, on May 21, 2001 at Symbol Technologies, Inc., World Headquarters, One Symbol Plaza, Holtsville, NY. At the meeting, shareholders will be asked to vote on the following proposals:

     Proposal 1. To elect eight directors of Symbol. Each director will serve until their successors are elected at the next Annual Meeting of Shareholders;

     Proposal 2. To amend Symbol's Certificate of Incorporation to increase the authorized number of shares of common stock to 600,000,000;

     Proposal 3. To amend the 1997 Employee Stock Option Plan; and

     Proposal 4. To ratify the appointment of independent auditors for 2001; and

     Proposal 5. To transact any other business that is properly brought before the meeting.

     Shareholders of record at the close of business on March 26, 2001 are entitled to receive this notice and to vote at the meeting.

     You may vote your shares by completing and returning the enclosed proxy card or by telephone or via the Internet. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote.

                             By Order of the Board of Directors,
                             Leonard H. Goldner
                             Secretary

Dated:  April 2, 2001

                            SYMBOL TECHNOLOGIES, INC.

                                ONE SYMBOL PLAZA
                         HOLTSVILLE, NEW YORK 11742-1300

                              --------------------

                                 PROXY STATEMENT

                              --------------------


     We are providing these proxy materials because the Board of Directors of Symbol Technologies, Inc. ("Symbol" or the "Corporation") is soliciting your proxy to vote at Symbol's Annual Meeting of Shareholders at 10:00 A.M., local time on May 21, 2001, at Symbol Technologies, Inc., World Headquarters, One Symbol Plaza, Holtsville, New York, and at any adjournment of this meeting. This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about Symbol.


QUESTIONS AND ANSWERS


WHO IS ENTITLED TO VOTE?

     Shareholders who own Symbol common stock on March 26, 2001 will be entitled to vote at the Annual Meeting. On that date there were 151,025,306 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter properly brought before the meeting. Any references to shares of Symbol common stock included in this Proxy Statement have been adjusted to reflect the two stock splits effective in 1999 and 2000 but not the recently declared 3 for 2 stock split which will be effective on April 16, 2001.


HOW DO I VOTE?

     Symbol is offering you three methods of voting:

      - You may indicate your vote on the enclosed proxy card, sign and date the card and return the card in the enclosed prepaid envelope.

      - You may vote by telephone by calling the toll free number that appears on the enclosed proxy card and following the instructions given.

      - You may vote via the Internet. Internet voting instructions are provided on the enclosed proxy card.

     All shares entitled to vote and represented by properly completed proxies received before the meeting and not revoked will be voted at the meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

WHAT CAN I VOTE ON?

      -    The election of eight directors to serve for a term of one year;

      - To amend Symbol's Certificate of Incorporation to increase the authorized number of shares of common stock to 600,000,000;

      -    To amend the 1997 Employee Stock Option Plan;

      - To ratify the appointment of independent accountants to audit the financial statements of Symbol for 2001; and

      - To transact any other business that is properly brought before the meeting.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     The Board recommends votes:

      -    FOR each of the nominees for the Board of Directors.

      - FOR the amendment of Symbol's Certificate of Incorporation to increase the authorized number of shares of common stock to 600,000,000.

      -    FOR the amendment of the 1997 Employee Stock Option Plan.

      - FOR the appointment of Deloitte & Touche LLP, independent accountants to audit the financial statements of Symbol for 2001.

MAY I CHANGE MY VOTE?

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy card or telephone or Internet vote or by voting by ballot at the meeting.

HOW MANY VOTES ARE REQUIRED TO HOLD A MEETING?


     A quorum is necessary to hold a valid meeting of shareholders. The presence, in person or by proxy, of shareholders representing a majority of the shares of Symbol's common stock outstanding and entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for determination of a quorum.


     An abstention is a properly executed proxy marked ABSTAIN for any matter. A broker "non-vote" occurs when you hold your shares in "street name" through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. If you do not provide voting instructions, your shares may not be voted on these matters.

HOW MANY VOTES ARE REQUIRED TO PASS A PROPOSAL?

     A plurality of the votes cast is required to elect directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Votes withheld and broker "non-votes" are not counted for purposes of electing directors.

     A vote is withheld when a properly executed proxy is marked VOTE WITHHOLD for the election of one or more directors.

     The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     We do not know of any business or proposals to be considered at the 2001 Annual Meeting other than the items described in this Proxy Statement. If any other business is proposed and we permit it to be presented at the meeting, the signed proxies received from you and other shareholders give the persons named the authority to vote on the matter according to their judgment.

WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING DUE?

     To be included in the Proxy Statement for the 2002 Annual Meeting, proposals must be received in writing by December 18, 2001.


     Under the By-Laws of Symbol, notice of proposals to be presented in person at the next Annual Meeting of Shareholders must be received in writing by December 31, 2001.


WHO RECEIVES PROXY MATERIALS?

     This Proxy Statement and enclosed proxy card are being mailed to shareholders on or about April 17, 2001. Each registered owner of Symbol common stock on March 26, 2001 should also receive a copy of Symbol's 2000 Annual Report to Shareholders. If you have not received the Annual Report, please contact us and we will send a copy at no expense to you.

MAY I INSPECT THE SHAREHOLDER LIST?

     In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the location of the Annual Meeting on May 21, 2001 and for 10 days prior to the meeting at Symbol's World Headquarters between the hours of 9:00 a.m. and 4:00 p.m. Eastern Standard Time.

WHO BEARS THE COSTS OF THIS PROXY SOLICITATION?

     Symbol pays the costs of this proxy solicitation. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to shareholders. We may reimburse them for any expenses they incur.

HOW CAN I CONTACT SYMBOL TO REQUEST MATERIALS OR INFORMATION REFERRED TO IN THIS QUESTIONS AND ANSWERS?

     You may contact us:

      -    By mail addressed to:
           Symbol Technologies, Inc.
           One Symbol Plaza
           Holtsville, NY 11742
           Attention: Treasurer

      -    By calling 631-738-4104

      -    By leaving a message on our website at www.symbol.com

     The closing price of Symbol's common stock on the New York Stock Exchange on March 30, 2001 was $34.90 per share.


                              NOMINEES FOR ELECTION

     The following information is supplied about the nominees for election as directors of Symbol:



                             POSITIONS AND OFFICES                HAS BEEN A
 NAME               AGE    PRESENTLY HELD WITH SYMBOL          DIRECTOR SINCE
--------------------------------------------------------------------------------

Jerome Swartz        60     Chairman of the Board of Directors,       1975
                            Chief Scientist and Director

Harvey P. Mallement  60     Director                                  1977

Raymond R. Martino   62     Vice Chairman of the Board of Directors   1983

George Bugliarello   73     Director                                  1992

Charles B. Wang      56     Director                                  1994

Tomo Razmilovic      58     President, Chief Executive Officer        1995
                            and Director

Leo A. Guthart       63     Director                                  1999

James Simons         62     Director                                  2000



     Dr. Swartz co-founded and has been employed by Symbol since it commenced operations in 1975. He is executive Chairman of the Board of Directors and Chief Scientist and until July 1, 2000 was Chief Executive Officer for more than fifteen years. Dr. Swartz was an industry consultant for the prior 12 years in the areas of optical and electronic systems and instrumentation and has a total of some 160 issued and allowed U.S. patents and technical papers to his credit. He is a member of the Board of Trustees of Polytechnic University and a member of the Board of Directors of the Stony Brook Foundation. Dr. Swartz is also a fellow of the Institute of Electrical and Electronic Engineers and a member elect to the National Academy of Engineering. He has been the recipient of the Institute of Electrical and Electronic Engineers' Ernst Weber Leadership Award for career achievement.

     Mr. Mallement has been one of the Managing General Partners of Harvest Partners, Inc., a private equity and leveraged buyout investment management company since it began in April 1981. He is an officer and director of seven privately held companies.

     Mr. Martino was Symbol's President and Chief Operating Officer from December 1983 until June 1994. He is currently the Vice Chairman of the Board of Directors of Symbol and is employed by Symbol on a part-time and consulting basis.

     Dr. Bugliarello has been Chancellor of Polytechnic University since July 1994. For the prior 21 years, he was President of Polytechnic University. He has been a member of several scientific organizations including past Chairman of the Board of Science and Technologies for International Development of the National Academy of Sciences. He is a member of the National Academy of Engineering and is also the U.S. Member of the Science for Stability Steering Group of the Scientific Affairs Division of NATO. He is a member of the Board of Directors of several organizations including Comtech Laboratories and Spectrum Information Technologies, Inc.

     Mr. Wang has been the Chairman of the Board of Computer Associates International, Inc. since 1980. He was Chief Executive Officer from 1976 until August 2000. Computer Associates is one of the world's leading business software companies with fiscal 2000 revenues exceeding $6 billion.



     Since July 1, 2000, Mr. Razmilovic has been President and Chief Executive Officer of Symbol. For the five prior years, he was President and Chief Operating Officer of Symbol. He was previously Senior Vice President, Worldwide Sales and Services. He joined Symbol in 1989. Prior to joining Symbol, he was President of ICL International, a major European computer manufacturer and he also led its industry marketing and software development divisions.

     Dr. Guthart is currently employed as Executive Vice President of the Honeywell Corporation. He has been Vice Chairman of the Board of Pittway Corporation since 1987 and Chief Executive Officer of its Security Group since 1981. This group includes ADEMCO, a manufacturer of alarm equipment; ADI, the largest U.S. distributor of security equipment; First Alert Professional Security Systems, a brand name marketing program for alarm dealers; and AlarmNet, a cellular radio service that transmits alarm and security signals in major U.S. cities. Dr. Guthart has served as a director of the Acorn Fund, a growth-oriented mutual fund, since 1997. Since 1996, he has also served as non-executive Chairman of Cylink Corporation, a supplier of information security encryption equipment, and since 1993 as a director of AptarGroup, Inc., a producer of dispensing valves, pumps and closures for the pharmaceutical and fragrance industries. From 1960 to 1963 Dr. Guthart served on the faculty of Harvard Business School and from 1993 to 1996 he was Chairman of the Board of Trustees of Hofstra University.

     Dr. Simons has been the President of Renaissance Technologies Corporation since 1982. Renaissance Technologies Corporation is an investment firm dedicated to the use of mathematical methods. From 1968 to 1975, Dr. Simons served as Chairman of the Mathematics Department of S.U.N.Y. Stony Brook. Dr. Simons has been a founder and director of Franklin Electronic Publishers since 1981 and Cylink Corporation since 1983. Dr. Simons has been Chairman of the Board and a Director of Segue Software since 1988. Dr. Simons serves as Chair Emeritus of the Stony Brook Foundation Board at S.U.N.Y. Stony Brook, is a member of the Board of Governors of the New York Academy of Science and is a director of B.S.A., the management organization of Brookhaven National Laboratories. Dr. Simons has taught mathematics at M.I.T. and Harvard University and served as a cryptanalyst at the Institute of Defense Analysis in Princeton.

                              MEETINGS OF THE BOARD


      During the fiscal year ended December 31, 2000 the Board of Directors held seven meetings. Other than Mr. Wang, each director attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all the committees of the Board on which that director served.

     The Board of Directors has an Audit Committee. Messrs. Mallement, Mr. Bugliarello and Guthart are the members. The primary functions of the Audit Committee are to review Symbol's financial statements, to recommend the appointment of Symbol's independent auditors and to review the overall scope of the audit. The Audit Committee held six meetings in 2000. Symbol has adopted a written charter for its Audit Committee, a copy of which is annexed hereto as Annex A.


     The Board of Directors has a Compensation/Stock Option Committee consisting of Messrs. Guthart and Mallement. The primary functions of this Committee are to review the salaries, benefits and any other compensation of Symbol's senior executive officers, to make recommendations to the Board of Directors about these matters and to administer Symbol's stock option plans. During 2000, the Committee held five meetings.


     The Board of Directors has a Nominating Committee. Drs. Swartz and Simons are the members. The primary function of this committee is to review and recommend to the Board potential candidates for election to the Board of Directors. The committee held one meeting in 2000. Shareholders may recommend candidates for consideration by the committee by providing written notice to the Secretary of Symbol by December 31 of the year before the date of the meeting. You should send this notice to Symbol's offices in Holtsville, New York. Please provide the candidate's name, biographical data and qualifications. Recommendations should include a written statement from the individual of his or her consent to be nominated as a candidate and, if nominated and elected, to serve as a director.

         PRINCIPAL SHAREHOLDERS [SUBJECT TO ADJUSTMENT IN THE DEFINITIVE
                                PROXY STATEMENT]

     In the following table, you can find information about Symbol common stock owned by any person that Symbol knows owns more than 5% of Symbol's common stock:


NAME AND ADDRESS                      AMOUNT AND NATURE OF        PERCENT OF
OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)     COMMON STOCK
-------------------                   -----------------------     ------------
Janus Capital Corporation,                17,810,019 (2)              12.9%
Thomas H. Bailey and Janus Fund

Forstmann-Leff Associates,LLC             12,959,802(3)                9.4%
55 East 52nd Street
New York, New York 10055

Edward C. Johnson III, Abagail P.         11,946,036(4)                8.2%
Johnson and F.M.R. Corp.
82 Devonshire Street
Boston, Massachusetts  02109

Reliance Financial Services Corporation    8,173,930(5)                5.5%
Park Avenue Plaza
New York, New York 10055


Putnam Investments, LLC                    7,621,396 (6)               5.2%
Marsh & McLennan Companies, Inc.
Putnam Investment Management, LLC, and
The Putnam Advisary Company, LLC

-------------

(1) The table identifies any persons having sole voting and investment power over shares shown opposite their names as of December 31, 2000 except as otherwise stated in the footnotes to the table. Symbol obtained this information from publicly filed documents or it was furnished to Symbol.

(2) The number of shares owned as of December 31, 2000 according to a statement on Schedule 13G filed with the Securities and Exchange Commission as of February 15, 2001.


     Janus Capital Corporation is a registered investment adviser which furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to herein as "Managed Portfolios"). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of Symbol common stock held by such Managed
     Portfolios. Mr. Bailey owns approximately 12.2% of Janus Capital. In addition to being a stockholder of Janus Capital, Mr. Bailey serves as President and Chairman of the Board of Janus Capital. As a result of his position, Mr. Bailey may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to Symbol common stock held by the Managed Portfolios. The interest of one person, Janus Fund, an investment company registered under the Investment Company Act of 1940, amounted to 9,298,607 shares or 6.7% of the total outstanding common stock of Symbol at December 31, 2000.


(3) The number of shares owned as of December 31, 2000 according to a statement on Schedule 13G filed with the Securities and Exchange Commission as of February 12, 2001. These shares include the following shares owned by FLA Asset Management, LLC, Forstmann-Leff Associates LP, FLA Advisers LLC, and Forstmann-Leff International, LLC. Forstmann-Leff Associates, LLC, an investment advisor, has sole power to vote or direct the vote of 3,011,427 of these shares and sole power to dispose of or to direct the disposition of 3,975,954 of these shares, shared power to vote or direct the vote of 7,158,413 of these shares and shared power to dispose of or direct the disposition of 8,983,848 of these shares. FLA Asset Management, LLC, an investment advisor and subsidiary of Forstmann-Leff Associates, LLC owns 3,227,849 of these shares and has shared power to vote or direct the vote of 1,386,339 of these shares and shared power to dispose of or direct the disposition of 3,227,849 of these shares. Forstmann-Leff Associates, L.P., an investment advisor whose general partner is FLA Asset Management, LLC, owns 47,124 shares and has shared power to vote or direct the vote of 42,399 shares and shared power to dispose of or direct the disposition of 47,124 shares. These shares are included in the shares owned by FLA Asset Management LLC. FLA Advisors LLC, an investment advisor owns 5,704,024 shares and has shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of all of these shares. Forstman-Leff International, LLC, an investment advisor owns 51,975 shares and has shared power to vote or direct the vote of and shared power to dispose of or direct the disposition of all of these shares. No one client owns more than 5% of such shares.

(4) The number of shares owned as of December 31, 2000 according to a statement on Schedule 13G filed with the Securities and Exchange Commission as of February 14, 2001. Mr. Johnson serves as Chairman and Abigail P. Johnson is a Director of FMR Corp. Mr. Johnson owns 12.0% and Abigail P. Johnson owns 24.5% of the outstanding voting stock of FMR Corp. Members of the Edward C. Johnson III family own shares of common stock representing approximately 49% of the voting power of FMR Corp. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to the common voting stock of FMR Corp. Of these shares: 10,151,187 are owned by Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR Corp. Edward J. Johnson, III, and FMR Corp. through its control of Fidelity Management & Research Company each has sole power to dispose of these shares. 1,525,799 are owned by Fidelity Management Trust Company, a bank and a wholly owned subsidiary of FMR Corp. Mr.Johnson and FMR Corp. through its control of Fidelity Management Trust Company each has sole power to dispose of these shares and sole power to vote or direct the vote of 1,245,574 of these shares. 269,050 are owned by Fidelity International Limited, an investment advisor, which has the sole power to vote and dispose of these shares. A partnership controlled by Mr. Johnson and Members of his family owns shares of Fidelity International Limited voting stock with the right to cast 39.8% of the total votes which may be cast by all holders of Fidelity International Limited voting stock. No one client owns more than 5% of such shares.


(5)  The number of shares owned as of July 12, 2000 according to a statement on
     Schedule 13D filed with the Securities and Exchange Commission. Reliance Financial Services Corporation is a wholly owned subsidiary of Reliance Group Holdings, Inc.

(6) The number of shares owned as of December 21, 2000 according to a statement on Schedule 13G filed with the Securities and Exchange Commission as of February 13, 2001. Putnam Investments, LLC ("PI") is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"). MMC wholly owns two registered investment advisers: Putnam Investment Management, LLC ("PIM") and the Putnam Advisory Company, LLC ("PAC"). PI owns 7,621,396 of these shares and has shared power to vote or direct the vote of 348,112 of these shares and shared power to dispose of or direct the disposition of 7,621,396 of these shares. PIM owns 5,633,780 of these shares and has shared power to dispose of or direct the disposition of these shares. PAC owns 1,987,616 of these shares and has shared power to vote or direct the vote of 348,112 of these shares and shared power to dispose or direct the disposition of 1,987,616 of these shares.

         SECURITY OWNERSHIP OF MANAGEMENT [SUBJECT TO ADJUSTMENT IN THE
                          DEFINITIVE PROXY STATEMENT]

     In the following table you can find information about the common stock of Symbol owned as of March 1, 2001, except as otherwise stated in the footnotes to the table, by:

      -    all directors and nominees

      -    executive officers listed in the following Summary Compensation Table

      -    all executive officers and directors as a group


NAME OF INDIVIDUAL OR                 AMOUNT AND NATURE OF      PERCENT OF
IDENTITY OF GROUP                     BENEFICIAL OWNERSHIP(1)  COMMON STOCK
---------------------                 -----------------------  ------------
Jerome Swartz                               6,520,721 (2)          4.2%
Harvey P. Mallement                           208,814 (3)           *
Raymond R. Martino                            382,593 (4)           *
George Bugliarello                            112,119 (5)           *
Charles B. Wang                               180,466 (6)           *
Tomo Razmilovic                             2,033,606 (7)          1.3%
Leo A. Guthart                                 31,250 (8)           *
James Simons                                    5,000               *
Leonard H. Goldner                            854,086 (9)           *
Kenneth V. Jaeggi                             260,131 (10)          *
Brian T. Burke                                387,612 (11)          *


All executive officers and directors      12,463,258 (12)          7.8%
as a group (consisting of 18 individuals)



--------------------

*    Less than 1%

(1) The persons identified in this table have sole voting and investment power over the shares of Symbol common stock stated above, except as stated otherwise in these footnotes. This information was obtained from publicly filed documents and from information the directors, nominees and executive officers have given to us.

(2)  This number includes:

      - 4,908,529 shares which may be acquired upon the exercise of options within 60 days of March 1, 2001.

      -    22,824 shares owned by his wife.


      - 115,436 shares held in trust of which Dr. Swartz is the income beneficiary and his children are the residual beneficiaries. All of these shares are subject to "European Collar" arrangements.


      - 1,422,845 shares owned by Dr. Swartz. 946,500 of these shares are subject to "European Collar" arrangements. Dr. Swartz has shared investment power over the shares covered by these arrangements.

      -    73,912 shares held by charitable trusts.

Dr. Swartz disclaims beneficial ownership of shares owned by or for the benefit of members of his family, and held by charitable trusts.

(3) This number includes 104,526 shares that may be acquired upon the exercise of options and a warrant within 60 days of March 1, 2001 and 104,288 shares owned by Mr. Mallement. 60,750 of these shares are subject to "European Collar" arrangements. Mr. Mallement has shared investment power over the shares covered by these arrangements.

(4) This number includes 23,625 shares that may be acquired by Mr. Martino upon the exercise of options within 60 days of March 1, 2001 and 358,968 owned by Mr. Martino.

(5) This number includes 104,526 shares that may be acquired upon the exercise of options and a warrant within 60 days of March 1, 2001 and 7,593 shares owned jointly by Dr. Bugliarello and his wife.

(6) This number includes 129,841 shares that may be acquired upon the exercise of options and a warrant within 60 days of March 1, 2001 and 50,625 shares owned by Mr. Wang.


(7) This number includes 1,670,697 shares that may be acquired upon the exercise of options within 60 days of March 1, 2001 and 362,909 shares owned by Mr. Razmilovic. 248,963 of these shares are subject to "European Collar" arrangements. Mr. Razmilovic has shared investment power over the shares covered by these arrangements.

(8) This number includes 26,250 shares that may be acquired upon the exercise of options within 60 days of March 1, 2001 and 5,000 shares owned by Mr. Guthart.


(9)  This number includes:

      - 479,873 shares that may be acquired upon the exercise of options within 60 days of March 1, 2001. 168,749 of these options are held by a trust for the benefit of his wife and children. Mr. Goldner's wife is a co-trustee of this trust. 22,500 of these options are held by a trust for the benefit of him and his children. Mr. Goldner is a co-trustee of this trust.

      - Mr. Goldner owns 374,213 shares. 250,500 of these shares are subject to "European Collar" arrangements. Mr. Goldner has shared investment power over the shares covered by these arrangements.

Mr. Goldner disclaims beneficial ownership of the options held in trust for the benefit of his wife and children and any shares owned by his wife.

(10) This number includes 29,700 shares that may be acquired upon the exercise of options within 60 days of March 1, 2001, and 230,431 shares owned by Mr. Jaeggi. 203,482 of these shares are subject to "European Collar" arrangements. Mr. Jaeggi has shared investment power over the shares covered by these arrangements.

(11) This number includes 240,749 shares that may be acquired upon the exercise of options within 60 days of March 1, 2001 and 146,863 shares owned by Mr. Burke. 108,839 of these shares are subject to "European Collar" arrangements. Mr. Burke has shared investment power over the shares covered by these arrangements.

(12) This number includes 8,721,221 shares that may be acquired upon the exercise of options and warrants within 60 days of March 1, 2001.

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of Symbol's common stock, to file a report of holdings and transactions in Symbol common stock with the Securities and Exchange Commission and the New York Stock Exchange and to furnish Symbol with copies of all Section 16(a) forms they file.

     Based on our records and other information furnished to us, we believe that, during 2000 executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation/Stock Option Committee is composed entirely of outside directors. Messrs. Guthart and Mallement are the current members of the Committee. During the last ten years, they have never been officers or employees of Symbol.

                  COMPENSATION/STOCK OPTION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION COMMITTEE

         A primary role of the Committee is to oversee compensation practices for the Corporation's senior executive officers. Our responsibilities include:

      - reviewing the salaries, benefits and other compensation of the Corporation's senior executive officers

      - making recommendations to the full Board of Directors with respect to executive compensation; and

      -    administering the Corporation's stock option plans.

Our goal is to ensure that the Corporation's financial resources are used effectively to support its short-and long-term business objectives. We have available to us an outside compensation consultant and access to independent compensation data.

EXECUTIVE COMPENSATION GUIDING PRINCIPALS

     In our oversight capacity, we adhere to several guiding principles. We take the position that the executive compensation program should:

      - Target pay levels at rates that are competitive. Our goal is to ensure that the Corporation can attract and retain high performing management talent, particularly in the areas of technology in which it competes.

      - Relate compensation to performance. Overall compensation paid to senior executives should be tied to how well the Corporation performs financially. We also believe that the better an individual performs, the higher the individual's compensation should be.

      - Encourage share ownership on the part of key employees. Our goal is to align the interests of management and investors to build shareholder value.

         As described below, our executive compensation program is designed to balance short- and long-term financial objectives, reward the performance and contribution of individual officers and to attract and retain top quality management talent. We believe that the executive compensation program supports the Corporation's business goals and human resource strategies.

DESCRIPTION OF COMPENSATION POLICIES

     It is the Corporation's policy to pay its senior executives at levels that reflect the Corporation's financial performance relative to comparable organizations. This policy is implemented by a program comprised of elements that:

      -    reward individual performance

      - provide motivation to achieve corporate financial targets that are consistent with shareholder expectations; and

      -    encourage long-term share ownership.

The three elements of the Corporation's compensation program are:

      -    Base salary

      -    Executive Bonus Plan

      -    Stock option awards

     The Corporation, with the assistance of outside consulting firms, periodically compares its compensation program with the compensation practices of approximately 30 selected companies. This panel consists of "high tech" companies with which the Corporation competes in attracting and retaining employees. Nineteen of the panel companies are included in the S&P Technology Sector Index. The Corporation targets the total compensation paid to its senior executives at approximately the 75th percentile of the panel companies (after adjusting for the different magnitude of revenues).


         Based on a review of Internal Revenue Service regulations, we believe that all compensation paid in 2000 and payable in 2001 to Mr. Razmilovic (except for $92,750 of the special bonus paid to Mr. Razmilovic in recognition of the additional responsibilities and efforts associated with the Corporation's acquisition of Telxon Corporation) and to the other senior executive officers will be fully deductible by the Corporation. We will continue to review the Corporation's compensation programs and may revise these programs as we deem necessary.

RELATIONSHIP OF EXECUTIVE COMPENSATION TO PERFORMANCE

BASE SALARY

     We generally review executive officers' base salaries each year except that Messrs. Razmilovic and Swartz are reviewed on a biennial basis. Their annual base salaries were reviewed in July 2000 and at that time were increased to $1,000,000 each, effective July 1, 2000. We will review Messrs. Razmilovic and Swartz' base salaries again in July 2002. Adjustments in base salary are generally not based upon the financial performance of the Corporation. In determining executive salary increases, we consider a number of factors, including:

      -    individual performance on the job

      -    external market pay practices

      -    the value the executive adds to the Corporation; and

      -    the executive's level of experience and expertise.

EXECUTIVE BONUS PLAN

     The Corporation promotes a pay-for-performance philosophy. A significant element of annual compensation is linked to the financial performance of the Corporation. In 1999, we adopted and the Board of Directors and shareholders ratified a new Executive Bonus Plan which was substantially similar to our previous executive bonus plan. The purpose of the plan is to tie the level of annual executive incentive compensation to the financial performance of the Corporation. All executive officers of the Corporation participate in the Executive Bonus Plan, except for Frank Borghese, who participates in a sales incentive compensation plan. We have full authority to construe, interpret and administer the Executive Bonus Plan, as well as to determine the extent to which operating performance standards have been met. We also have authority to modify (prior to the beginning of the calendar year for which the targets will be applicable) the targets for the performance goals under the Executive Bonus Plan.

     Under the Executive Bonus Plan, each year we establish corporate financial performance objectives (exclusive of extraordinary revenues and charges), based on earnings per share. We have identified three levels of performance:

      - threshold performance, at which the minimum award (one-half a participant's target bonus) will be earned and below which no award will be earned

      -    target performance, at which the target award will be earned; and

      - maximum performance, at which the maximum award (twice a participant's target bonus) will be earned and above which no additional award will be earned.

For 2001, threshold performance has been established at results equal to 85% of the Corporation's 2001 Business Plan; target performance has been established at results equal to 100% of the 2001 Business Plan; and maximum performance has been established at results equal to or greater than 115% of the 2001 Business Plan.

     Each participant in the Executive Bonus Plan has been assigned a target bonus representing a percentage of the participant's base salary. The target bonus for 2001 is 100% for Messrs. Razmilovic and Swartz, 75% for Mr. Goldner, and 50% for Messrs. Jaeggi and Burke. These target bonuses conform to their individual employment agreements and their levels of responsibility. The target bonuses for other participants in the Executive Bonus Plan are established by Mr. Razmilovic based on the individual's performance and relative level of responsibility. They range from 25% to 50% of base salary.

     Messrs. Swartz and Razmilovic's bonuses will be determined solely on the basis of corporate financial performance. 25% of all other participants' bonuses will be based on individual performance during the year. 75% will be based on corporate financial performance. In 2000, all participants in the Executive Bonus Plan received bonuses equal to 114.3%, of their target bonus, in 1999 they received bonuses equal to 116.7% of their target bonus and in 1998 they received bonuses equal to 161.9% of their target bonus (less adjustments in certain instances for individual performance). In addition, special bonuses were paid to certain participants in the Executive Bonus Plan in recognition of the additional duties and responsibilities relating to the acquisition of Telxon Corporation. These special bonuses were $260,000 for Mr. Razmilovic, $75,000 for Mr. Goldner, $72,000 for Mr. Jaeggi and $80,000 for Mr. Burke.

STOCK OPTIONS

     The Corporation reinforces the importance of producing satisfactory returns to shareholders over the long term through the operation of its stock option plans. Stock options provide employees with the opportunity to become shareholders of the Corporation, and to participate in the creation of shareholder value as reflected in growth in the price of the Corporation's Common Stock.

     Option exercise prices are equal to 100% of the fair market value of the Corporation's common stock on the date of option grant. This ensures that participants will derive benefit only as shareholders realize corresponding gains. To encourage a long-term decision making perspective, options are assigned a 10 year term and generally become exercisable over four to five years following a one-year waiting period. We grant additional options to selected employees based on an assessment of competitive compensation practices, particularly in high technology industries, individual contribution and performance. We believe that granting stock options reinforces the Corporation's objective of insuring a strong link between employee rewards and shareholder interests. In February 2000, we granted Mr. Razmilovic options to purchase 375,000 shares of the Corporation's common stock at an exercise price of $53.75. The exercise price was equal to the closing price of the Corporation's common stock on the date the option was granted. 150,000 of these options will vest on February 14, 2002, 112,500 will vest on February 14, 2003 and 112,500 will vest on February 14, 2004. These options were awarded in connection with Mr. Razmilovic being promoted to Chief Executive Officer. In July 2000, we granted Mr. Razmilovic an option to purchase 250,000 shares of the Corporation's common stock at an exercise price of $39.875 per share. This exercise price was equal to the closing price of the Corporation's common stock on the date this option was granted. The right to purchase 25,000 shares under this option will vest on July 31, 2001; 37,500 will vest on each of the six next consecutive six-month anniversary dates of that date. We granted these options in connection with Mr. Razmilovic entering into a new five-year employment agreement with the Corporation.

     Effective January 1, 1995, we established for executive officers a stock ownership and option retention program that we administer. We firmly believe that the long term interests of the Corporation's shareholders are best served when management maintains a significant, equity-based interest in the Corporation. We consider both vested, unexercised options and shares owned as meaningful expressions of such interest. We developed a program with target levels of equity interest for each executive officer. Under the program, without the Committee's prior permission, if an executive has not attained the minimum requirements described below, his ability to exercise options or sell shares is limited. Executive officers must agree to participate in the program to be eligible to receive option awards after January 1, 1995. All current executive officers have agreed to participate in the program.

     The program limits the exercise of vested options (other than in the last year of the term of an option) unless the executive meets and will continue to meet the equity interest requirement described below after the exercise and sale of shares acquired upon exercise. The equity interest requirement provides that the combined value of the Corporation's common stock and vested options held by the executive, each valued at the then market price of the Corporation's common stock, must be equal to or greater than a designated multiple of the executive's annual base salary plus target bonus.

     If the equity interest requirement is satisfied, the program allows for the exercise of vested options within strict limits. At least 50% of the net after tax proceeds obtainable upon the exercise of any option (other than options awarded after January 1, 1994 in connection with an executive's initial hire or initial promotion to an executive officer position, or options already held by persons who were promoted to an executive officer position after January 1,
1994) must be retained in the form of shares of the Corporation's common stock unless and until the executive owns shares of common stock having a market value equal to a specified multiple of his base salary.



-------------------------------------------------------------------------------------------------------------------
                                    EQUITY INTEREST                                 SHARE OWNERSHIP
POSITION                            REQUIREMENT                                     REQUIREMENT
-------------------------------------------------------------------------------------------------------------------
Chairman of the Board               7 times  base salary plus target bonus          5 times base salary
-------------------------------------------------------------------------------------------------------------------

President                           5 times base salary plus target bonus           3 times base salary
-------------------------------------------------------------------------------------------------------------------
Executive/Senior
Vice President                      3 times base salary plus target bonus           2 times base salary
-------------------------------------------------------------------------------------------------------------------

Vice President                      2 times base salary plus target bonus           1 times base salary
-------------------------------------------------------------------------------------------------------------------

SUMMARY

         We are responsible for recommending to the Board, for its approval, compensation decisions affecting the Corporation's senior executive officers. Our goal is to ensure that the overall compensation offered to senior executive officers is:

      - consistent with the Corporation's interest in providing competitive pay opportunities,

      -    reflective of its pay-for-performance orientation,

      -    encourages share ownership on the part of executives; and

      - is supportive of the Corporation's short-and long-term business goals.

We will continue to actively monitor the effectiveness of the Corporation's senior executive compensation plans and assess the appropriateness of senior executive pay levels to assure prudent application of the Corporation's resources.

Compensation /Stock Option Committee

Dr. Leo Guthart, Chairman

Harvey Mallement

EXECUTIVE BONUS PLAN

                    MANAGEMENT REMUNERATION AND TRANSACTIONS

     In the following Summary Compensation Table you can find compensation information about Symbol's Chief Executive Officer and the four other executive officers who were the most highly paid in 2000.



            SUMMARY COMPENSATION TABLE [SUBJECT TO ADJUSTMENT IN THE DEFINITIVE PROXY STATEMENT]

                                  ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                   -------------------------------------------------------------------------
NAME AND
PRINCIPAL                                             OTHER ANNUAL      SECURITIES UNDERLYING   ALL OTHER
POSITION           YEAR    SALARY         BONUS(E)    COMPENSATION(F)   OPTIONS (NO.)           COMPENSATION
--------           ----    ------         --------    ---------------   ---------------------   ------------

Tomo Razmilovic    2000  $832,770(A)     $  949,400     $260,000           625,000              $12,955(G)
President and      1999  $635,749(B)     $  742,000          $0            270,000              $12,373(G)
Chief Executive    1998  $589,667(C)     $  954,671          $0            731,250               $5,000(H)
Officer and
Director

Jerome Swartz      2000  $958,578(A)     $1,092,800          $0            250,000              $92,403(I)
Chairman of the    1999  $895,651(B)     $1,045,300          $0            472,500              $67,656(I)
the Board and      1998  $849,185(C)     $1,374,831          $0          1,305,000              $66,002(I)
Chief Scientist
and Director


Leonard H. Goldner 2000  $415,854(A)       $237,000        $75,000          35,000               $5,100(H)
Executive Vice     1999  $378,040(B)       $220,600           $0           101,250               $4,800(H)
President,         1998  $356,754(C)       $288,792           $0            84,375               $5,000(H)
General Counsel
and Secretary

Kenneth V. Jaeggi  2000  $400,442(A)       $228,300        $72,000          20,000              $42,651(J)
Senior Vice        1999  $364,020(B)       $212,500           $0            74,250              $61,108(K)
President, and     1998  $348,619(C)       $282,207           $0            50,625              $ 5,000(H)
Chief Financial
Officer(C)

Brian Burke       2000  $325,000(D)      $185,300        $80,000             70,000              $5,100(H)
Senior Vice       1999  $193,710(B)       $79,200           $0               61,875              $4,800(H)
President,        1998  $189,734(B)      $105,522           $0               33,750              $4,800(H)
Worldwide Operations

-------------------

(A) Includes $10,200 in contributions to Symbol's 401(k) deferred compensation plan.

(B) Includes $9,600 in contributions to Symbol's 401(k) deferred compensation plan.

(C) Includes $10,000 in contributions to Symbol's 401(k) deferred compensation plan.

(D) Includes $10,500 in contributions to Symbol's 401(k) deferred compensation plan.

(E) Represents amounts earned and accrued pursuant to Symbol's Executive Bonus Plan. Amounts indicated are earned and accrued in the fiscal year indicated but are generally paid in the first quarter of the next succeeding year.

(F) Includes special one-time bonus awards. Not included are the amounts of certain perquisites and other personal benefits provided by Symbol since such amounts do not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus reported in the table for any named executive officer.

(G)  Represents:

     - $4,800 and $5,100 for contributions to Symbol's 401(k) deferred compensation plan in 1999 and 2000 respectively; and

     - $7,573 and $7,855 in 1999 and 2000 respectively for the estimated economic benefit of insurance premium payments made by Symbol for a split-dollar whole life insurance arrangement as projected on an actuarial basis. Mr. Razmilovic's family members are beneficiaries of these policies but, under the arrangement, Symbol will recover all its premiums paid.

(H)   Represents contributions to Symbol's 401(k) deferred compensation plan.

(I)   Represents:

      -     $5,000 in 1998, $4,800 in 1999 and $5,100 in 2000 for contributions to Symbol's 401(k) deferred compensation plan


      -     $21,002 in 1998, $22,856 in 1999 and $47,303 in 2000 for:

            premiums paid on his behalf on term life insurance policies, under which Dr. Swartz' family members are the beneficiaries, and the estimated economic benefit of insurance premium payments made by Symbol for a split-dollar whole life insurance arrangement as projected on an actuarial basis. Dr. Swartz' family members are beneficiaries of these split-dollar policies but, under the arrangement, Symbol will recover all its premiums paid; and


      - a non-reimbursable expense allowance of $40,000 in 1998, 1999 and 2000.

(J)   Represents:

      - $5,100 in 2000 in contributions to Symbol's 401 (k) deferred compensation plan; and

      - $37,551 in 2000 for retroactive reimbursement of relocation expenses associated with Mr. Jaeggi's relocation to the Long Island area.

(K)   Represents:

      - $4,800 in 1999 in contributions to Symbol's 401 (k) deferred compensation plan; and

      - $56,308 in 1999 for retroactive reimbursement of relocation expenses associated with Mr. Jaeggi's relocation to the Long Island area.

     In 2000, we entered into an employment agreement with Mr. Razmilovic that terminates on June 30, 2005. Mr. Razmilovic will receive an annual base salary of $1,000,000 through June 30, 2002. Mr. Razmilovic's salary will be reviewed in July 2002. Mr. Razmilovic also participates in Symbol's Executive Bonus Plan. In 2001, the target amount of his bonus is 100% of his base salary. If his employment with Symbol is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Mr. Razmilovic will receive payments equal to one year's (if such termination occurs after June 30, 2003) or two year's (if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately before any such termination.

     In 2000, we entered into an employment agreement with Dr. Swartz that terminates on June 30, 2005. Dr. Swartz will receive an annual base salary of $1,000,000 through June 30, 2002. His base salary will be reviewed in July 2002. Dr. Swartz also participates in Symbol's Executive Bonus Plan. The target amount of his bonus is 100% of his base salary. If his employment is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Dr. Swartz will receive payments equal to one year's (if such termination occurs after June 30, 2003) or two year's (if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately before any such termination.

     In 2000, we entered into an employment agreement with Mr. Goldner that terminates on December 31, 2005. Mr. Goldner will receive an annual base salary of $465,775 for the year ending on February 28, 2002. Mr. Goldner's salary will be reviewed in December 2001. Mr. Goldner also participates in Symbol's Executive Bonus Plan. In 2001, the target amount of his bonus is 75% of his base salary. If his employment is terminated for any reason (other than due to his death or disability or for cause or his voluntary resignation), Mr. Goldner will receive payments equal to one year's (if such termination occurs after December 31, 2003) or two year's (if such termination occurs before such date) annual base salary and bonus during the last completed fiscal year immediately before any such termination.

     In 2000, we entered into a new employment agreement with Mr. Martino that terminates on February 15, 2005. He is employed as a part-time consultant, assisting the Chairman of the Board and the President. In 2001, Mr. Martino will receive $100,000 per year. In February 2000, Mr. Martino was awarded options under the 1997 Employee Stock Option Plan to purchase 75,000 shares of Symbol's common stock at an exercise price of $53.75 per share. This is the same as the price of Symbol's common stock on the date the option was granted. These options will vest in four equal annual installments commencing two years after the date of grant.

     Directors who are not employees of Symbol are paid an annual retainer of $15,000, in equal quarterly installments. They also receive a fee of $2,500 for each Board of Directors meeting they attend or each meeting of a committee that is not held in conjunction with a Board of Directors meeting. The Chairman of the Audit Committee and the Compensation/Stock Option Committee are also paid an annual retainer of $5,000 in equal quarterly installments. Directors who are employees do not receive additional compensation for serving as directors or for attending Board or committee meetings. Symbol reimburses Directors for their expenses in connection with attending meetings of the Board of Directors or committees of the Board.


     Directors who are not employees of Symbol participated in Symbol's 2000 Directors' Stock Option Plan. In 2000, Messrs. Bugliarello, Mallement, Guthart and Wang each received options to purchase 75,000 shares under this plan. The exercise price of those options was $53.75 per share. Dr. Simons received an option to purchase 50,000 shares under this plan, at an exercise price of $48.00 per share. The options were priced at the price of Symbol's common stock on the date the options were granted, and vest in four equal installments beginning one
(1) year after they were granted. Under the plan, new directors who are initially elected to the Board of Directors will be awarded an option to purchase 50,000 shares of Symbol common stock.

OPTION GRANTS

     Symbol currently maintains two stock option plans, the 2001 Non-Executive Stock Option Plan and the 1997 Employee Stock Option Plan. Under these plans options are granted to selected employees of Symbol. The 2001 Stock Option Plan authorizes the Compensation/Stock Option Committee of the Board of Directors to grant options to key employees of Symbol and its subsidiaries other than executive officers. Under the 1997 Stock Option Plan, the Committee can grant options to key employees, including those who are executive officers of Symbol. Under the 1997 Stock Option Plan, an individual may not be awarded options to purchase more than 1% of the then outstanding shares of Symbol's common stock in any calendar year. The Committee may determine at the time of grant that some options are qualified under the Internal Revenue Code of 1986 as Incentive Stock Options and some of the options may be non-qualified options. None of the options granted under either Plan are exercisable for a period of more than ten years. Incentive Stock Options granted under the 1997 Stock Option Plan to owners of 10% or more of Symbol's common stock are not exercisable for a period exceeding five years. The exercise price of an option under either plan must be at least 100% of the price of Symbol's common stock on the date of grant.

     Incentive Stock Options must comply with provisions of the Internal Revenue Code of 1986 relating to the maximum amount that can be vested by an optionee in any one calendar year and the minimum exercise price of an Incentive Stock Option and other matters. The 2001 Stock Option Plan terminates on February 25, 2011 and the 1997 Stock Option Plan terminates on February 9, 2007.

The following table shows certain information about stock options granted to the individuals named in the Summary Compensation Table under all stock option plans:


                                                               POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL
          INDIVIDUAL GRANTS IN 2000                         RATES OF STOCK PRICE APPRECIATION FOR OPTION TERM(A)
          -----------------------------------------------   ----------------------------------------------------
                                     [SUBJECT TO ADJUSTMENT IN THE DEFINITIVE PROXY STATEMENT]

                      NUMBER OF          % OF TOTAL
                      SECURITIES          OPTIONS
                      UNDERLYING         GRANTED TO      EXERCISE                    5%                      10%
                       OPTIONS          EMPLOYEES IN     OR BASE    EXPIRATION     STOCK       DOLLAR       STOCK       DOLLAR
NAME                GRANTED (NO.)(B)   FISCAL YEAR(F)    PRICE(G)       DATE       PRICE(H)     GAIN       PRICE(H)      GAIN
--------            ----------------   --------------   ----------  -----------   -------- -------------- --------   -------------
All Shareholders       -                    -               -             -       $78.51   $3,010,596,827  $125.02   $7,627,801,610

Tomo  Razmilovic    375,000 (C)          13.54%        $53.7500      02/13/10     $87.55      $12,676,157  $139.41      $32,123,871
                    250,000 (D)           9.02%        $39.8750      07/30/10     $64.95       $6,269,293  $103.43      $15,887,620

CEO's Gain as
% of All
Shareholders' Gain                                                                                  0.629%                    0.629%


Jerome Swartz       250,000 (D)           9.02%        $39.8750      07/30/10     $64.95       $6,269,293  $103.43      $15,887,620


Leonard Goldner      15,000 (C)           0.54%        $53.7500      02/13/10     $87.55         $507,046  $139.41       $1,284,955
                     20,000 (D)           0.72%        $39.8750      07/30/10     $64.95         $501,543  $103.43       $1,271,010

Kenneth Jaeggi       20,000 (D)           0.72%        $39.8750      07/30/10     $64.95         $501,543  $103.43       $1,271,010


Brian Burke          50,000 (E)           1.80%        $48.0000      05/07/10     $78.19       $1,509,347  $124.50       $3,824,982
                     20,000 (D)           0.72%        $39.8750      07/30/10     $64.95         $501,543  $103.43       $1,271,010


(A) Total dollar gains based on the assumed annual rates of appreciation of the exercise price of each option. The gain derived by all shareholders is based on the outstanding number of shares at December 31, 2000. The actual value, if any, an executive will realize will depend on the excess of the market price over the exercise price on the date the option is actually exercised. The value actually realized by an executive or any shareholder may not be at or near the values estimated in this table.

(B) If a change in control of Symbol were to occur, all of the then unvested portion of each option would become immediately exercisable.

(C) 40% vest on February 14, 2001 and 30% vest on each of the next two anniversary dates of that date.


(D) 10% vest on July 31, 2001, 15% vest on each of the next 6 consecutive 6 month anniversary dates of that date.

(E) 10% vest on May 5, 2001 and 15% vest on each of the next 6 consecutive 6 month anniversary dates of that date.


(F)  Based on 2,770,200 options granted to all employees in 2000.

(G)  100% of the closing price of Symbol's common stock on the date of grant.

(H) The stock price represents the price of Symbol's common stock if the assumed annual rates of stock price appreciation are achieved over the term of the options. In the case of all shareholders, the weighted average share price of the options awarded to Mr. Razmilovic was used.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows information about unexercised options to purchase Symbol's common stock on December 31, 2000 and the value realized upon the exercise of options in 2000 by the individuals named in the Summary Compensation Table.




                              NUMBER OF                  NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                              SHARES                     UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                              ACQUIRED ON      VALUE     HELD AT DECEMBER 31, 2000          HELD AT DECEMBER 31, 2000(A)
                                                        -------------------------------     ----------------------------
                                             [SUBJECT TO ADJUSTMENT IN THE DEFINITIVE PROXY STATEMENT]

NAME                        EXERCISE IN 2000   REALIZED  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                        ----------------   --------  -----------    -------------    -----------    -------------

Tomo Razmilovic                213,833       $10,835,182    1,398,672       1,194,025      $ 35,545,879    $ 9,481,634
Jerome Swartz(B)               125,000       $ 4,176,013    5,968,279       1,272,625      $170,473,698    $16,966,661
Leonard H. Goldner(C)          189,217       $ 9,324,696      371,029         204,594      $  9,956,000    $ 2,926,313
Kenneth V. Jaeggi              286,875       $11,902,258        0             195,500      $     0         $ 3,533,525
Brian T. Burke                    0          $     0          161,323         186,551      $  4,155,619    $ 2,146,472

A. Based on the closing price of Symbol's common stock on the New York Stock Exchange on that date of $36.00.

B. Includes options to purchase 1,805,625 shares held by trusts for the benefit of his children. 1,149,750 of these options are exercisable and 655,875 are unexercisable. The value of these exercisable options was $28,664,146 and the value of these unexercisable options was $12,340,868. Dr. Swartz disclaims beneficial ownership of the options held by these trusts.

C. Includes options to purchase 168,749 shares held by a trust for the benefit of his wife and children. His wife is a co-trustee of this trust. 130,780 of the options held by this trust are exercisable and 37,969 are unexercisable. The value of these exercisable options was $3,375,052 and the value of these unexercisable options was $995,547. Mr. Goldner disclaims beneficial ownership of the shares owned by this trust. Also includes 91,250 options held by a trust for the benefit of him and his children, none of which are exercisable. Mr. Goldner is a co-trustee of this trust. The value of these unexercisable options was $692,438.

     Employees of Symbol and some of its subsidiaries are eligible to participate in a 401(k) deferred compensation plan after 90 days of service. With some limitations, a participant may make pre-tax contributions to the plan. The maximum contribution a participant was allowed to make in 2000 and 2001 was $10,000 and $10,500 respectively. Symbol will match 50% of the first 6% contributed by each participant during each pay period. The employee's contribution is vested immediately.

Symbol's contribution is 100% vested after one year of service. Amounts accumulated under this plan are normally paid to a participant on retirement or termination of employment. Payments depend on:

      -    the amounts contributed by the participant,

      -    the manner in which contributions have been invested,

      -    the amount of any prior withdrawal

      -    other factors.

     Symbol maintains an Executive Retirement Plan for a select group of senior management employees. The Plan is a non-qualified deferred compensation plan. The Compensation/Stock Option Committee of the Board of Directors selects participants. Under the Executive Retirement Plan, the maximum benefit a participant may be paid is the participant's average compensation (base salary plus bonus) for three years before the date the participant is no longer a full time employee multiplied by five. (the "Benefit Ceiling Amount"). After five successive years of participation in the Executive Retirement Plan, a participant is entitled to 50% of the Benefit Ceiling Amount. After each additional year of participation in the Executive Retirement Plan up to five additional years of participation, a participant is entitled to an additional 10% of the Benefit Ceiling Amount. Benefits are normally payable in equal monthly installments over a ten year period after retirement, beginning after the participant attains age 65 (or age 62 with 20 years or more of credited service). Upon death or disability, payment is accelerated and made in a lump sum but the amount is reduced to the then present value of the benefit payments which would have been made under the normal mode of payment. Mr. Razmilovic, Mr. Goldner, Mr. Jaeggi and Mr. Burke are participants in the Executive Retirement Plan.

     The following table illustrates the estimated annual retirement benefits payable under the Executive Retirement Plan to a participant at specified average compensation levels and years of service. Benefits under the Executive Retirement Plan are not offset for Social Security benefits. Benefits payable under the Executive Retirement Plan will be reduced by the value of any retirement income of the participant attributable to contributions by Symbol to any qualified pension plan adopted by Symbol (excluding Symbol's current 401(k) deferred compensation plan).

                               PENSION PLAN TABLE


                                       YEARS OF SERVICE
                                       ----------------
            3 YEARS AVERAGE
          ANNUAL COMPENSATION          5            10
          -------------------          --           --

           $   400,000              $100,000    $  200,000
               800,000               200,000       400,000
             1,200,000               300,000       600,000
             1,600,000               400,000       800,000
             2,000,000               500,000     1,000,000
             2,400,000               600,000     1,200,000



     On January 1, 2000, Messrs. Razmilovic, Goldner, Jaeggi and Burke had 10, 10, 3 and 11 years of credited service, respectively. Mr. Razmilovic became a participant in the Executive Retirement Plan in October 1995. He did not receive credit under the Plan for his prior service to Symbol. Instead, he received two years of credited service for each year of employment from October 1995 to October 2000.

SHAREOWNER RETURN PERFORMANCE PRESENTATION [Subject to adjustment in the definitive proxy statement]

     The following chart shows a comparison of the yearly percentage change in an investment of $100 in Symbol common stock compared to an investment of $100 in the S&P Composite 500 Stock Index and the S&P Technology Sector Index for a five year period beginning January 1, 1995 and ending December 31, 2000. The chart assumes that all dividends will be reinvested.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                AMONG SYMBOL TECHNOLOGIES, INC., THE S & P INDEX
                      AND THE S & P TECHNOLOGY SECTOR INDEX


                                         Cumulative Total Return
                          --------------------------------------
                             12/95 12/96 12/97 12/98 12/99 12/00

Symbol Technologies, Inc.     100   112   144   365   545   463
S&P 500                       100   123   164   211   255   232
S&P Technology Sector         100   142   179   309   542   325


*    $100 INVESTED ON 12/31/95 IN STOCK OR INDEX-
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING DECEMBER 31.

PROPOSAL TO AMEND THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK



     On February 26, 2001, the Board of Directors approved, subject to approval by the shareholders at the Annual Meeting, an increase in the number of shares of authorized common stock from 300,000,000 to 600,000,000 shares. This increase would be accomplished by adopting an amendment (the "Amendment") to the Certificate of Incorporation of the Corporation. As of March 26, 2001, 151,025,306 shares of Common Stock were issued and outstanding and 15,728,054 shares were issued and held by the Corporation as treasury shares. In addition, 30,319,222 shares are reserved for issuance under the Corporation's various stock option plans, warrants issued to directors, and convertible notes and debentures so that as of such date there were only 102,927,418 shares (in addition to the shares held as treasury shares) available for issuance. In addition, on February 26, 2001 the Board of Directors declared a 3 for 2 stock split to be effective as a 50% dividend payable on April 16, 2001 to shareholders of record on March 26, 2001. Accordingly, 83,376,680 shares (subject to adjustments for fractional shares) will be issued in connection with the stock split (including 7,864,027 shares which will be held as treasury shares) and 15,159,611 shares (subject to adjustments for fractional shares) which will be reserved for issuance pursuant to the Corporation's outstanding option and warrant plans and convertible notes and debentures so that as of April 16, 2001 there will only be available for issue 4,391,127 shares (excluding treasury shares less any additional shares issued after the date hereof other than those reserved for issuance.) The Amendment would increase the number of authorized, unissued and unreserved shares of Common Stock by an additional 300,000,000 shares. The text of the Amendment is set forth on attached Annex B.


     The Board of Directors believes that it is in the best interest of the Corporation and its shareholders that there be a sufficient reserve of authorized but uncommitted shares of Common Stock, so it can rapidly take advantage of opportunities that become available, including acquisitions, financings and stock splits, among others.

     The Corporation currently has no agreements or arrangements for the issuance of shares of Common Stock other than the issuance of shares of Common Stock pursuant to stock option plans, warrants issued to directors, and convertible notes and debentures. Authorized shares of Common Stock in excess of those shares outstanding (including, if authorized, the additional shares of Common Stock provided in the Amendment) will remain available for general purposes, such as acquisitions, equity financings, stock splits, stock dividends, management incentives and stock option plans. Such issuances may not require shareholders approval. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect, a takeover or transfer of control of the Corporation by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Corporation and its shareholders. As of this date, the Board of Directors is unaware of any specific effort to accumulate the Corporation's shares or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management or otherwise.

     If approved by the shareholders at the Annual Meeting, the increase in the number of shares of Common Stock would become effective upon the filing of the Amendment with the Secretary of State in the State of Delaware which filing should take place shortly after the Annual Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock present or represented and entitled to vote at the meeting will be required for the approval of this proposal. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE FOREGOING AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION. Abstaining and broker non-votes will have the same effect as a vote against this proposal.

PROPOSAL TO AMEND THE 1997 EMPLOYEE STOCK OPTION PLAN

     The Board of Directors, subject to shareholder approval, has amended the 1997 plan to increase the authorized number of shares that may be issued under the 1997 Plan by an additional 3,875,000 shares to a total of 14,000,000 shares. As of March 1, 2001, options to purchase 1,071,898 shares had been exercised and there were outstanding options to purchase 8,549,847 shares so that as of such date there were only 503,239 shares available for grant under the 1997 Plan.

     The Board of Directors believes that, as a result of the Corporation's anticipated continued growth, it will be necessary to hire additional management personnel. In view of these personnel needs, and in light of the present level of remuneration paid to management (see "Management Remuneration and Transactions") and the present level of management's equity in the Corporation (see "Security Ownership of Management"), the Board of Directors is of the opinion that it is appropriate that stock options continue to be a major component of the Corporation's management remuneration package and that accordingly, the number of shares of the Corporation's common stock available for the grant of stock options to key employees and officers under the 1997 Plan should be increased by an additional 3,875,000 shares of common stock to a total of 14,000,000. Accordingly, on February 26, 2001, the Board of Directors, subject to shareholder approval, amended the 1997 Plan to provide that the aggregate number of shares that have been purchased and that may henceforth be purchased pursuant to the exercise of options under the 1997 Plan shall not exceed 14,000,000 shares.


     Options under the 1997 Plan may be granted to officers and key employees of the Corporation selected by the Compensation/Stock Option Committee of the Board. Shares of common stock issued upon the exercise of options under the 1997 Plan may be reserved or made available from the Corporation's authorized and unissued shares or from shares reacquired and held in the Corporation's treasury. A more complete summary of the material terms of the 1997 Plan, as amended, is set forth in Annex C to this Proxy Statement.


     The closing sale price of the Corporation's common stock as quoted on the New York Stock Exchange on March 30, 2001 was $34.90 per share.

     The affirmative vote of the holders of a majority of the outstanding shares of the Corporation's Common Stock present or represented and entitled to vote at the meeting will be required for the approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 1997 EMPLOYEE STOCK OPTION PLAN. Abstaining and broker non-votes will have the same effect as a vote against this proposal.


REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of Symbol hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Symbol's management.


2. The Audit Committee has discussed with Deloitte & Touche, LLP the Corporation's independent accountants, the matters required to be discussed by SAS 61 (Communication with Audit Committee).


3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche, LLP, required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), has discussed with Deloitte & Touche LLP their independence, and considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche's independence.

4.   Based on the review and discussion referred to in paragraphs (1) through
     (3) above, the Audit Committee recommended to the Board of Directors of Symbol, and the Board has approved, that the audited financial statements be included in Symbol's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Harvey Mallement (chair)
Dr. George Bugliarello
Dr. Leo A. Guthart

Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the foregoing report shall not be deemed to be incorporated by reference into any such filing.


AUDIT AND NON-AUDIT FEES [subject to adjustment in the definitive proxy statement]

For the fiscal year ended December 31, 2000, fees for services provided by Deloitte & Touche LLP were as follows:

                                                     (Dollars)

A.   Audit                                            647,433

B.   Financial Information Systems                     60,100
     Design and Implementation

C.   All Other (including tax assistance for          877,936
     employees on overseas assignment of $9,815, corporate tax consulting of $529,160, acquisition and divestiture support of
     $194,074 and other services of $144,887.)

APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, independent certified public accountants, were selected by the Board of Directors to audit the financial statements of Symbol for the fiscal year ended December 31, 2000. The Board of Directors and Audit Committee have recommended that they be retained to audit the financial statements of Symbol for the current fiscal year. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions raised orally by shareholders. If shareholders do not ratify the appointment of Deloitte & Touche LLP as Symbol's independent accountants for the current year, the Audit Committee and the Board of Directors will reconsider the appointment. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RETAIN DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF SYMBOL FOR FISCAL 2001.

     It is important that your shares be represented at the meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped and addressed envelope or provide your instructions by telephone or via the Internet as promptly as possible.

                             By Order of the Board of Directors


                             Leonard H. Goldner
                                 Secretary


Dated:  April 2, 2001
Holtsville, New York

ANNEX A

                            Audit Committee Charter


ROLE AND INDEPENDENCE

The audit committee of the Board of Directors should assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and such other duties as directed by the Board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters including at least one member with accounting or related financial expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants, the internal auditors, and the management of the Company. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. This charter shall be reviewed and updated annually as needed.

RESPONSIBLITIES

The audit committee's primary responsibilities include:

     o Primary input into the recommendation to the Board of the selection and retention of the independent accountant that audits the financial statements of the Company. In the process, the committee will discuss and consider the auditor's written affirmation that the auditor is in fact independent, will discuss the nature and rigor of the audit process, receive and review all reports, and will provide to the independent accountant full access to the committee (and the Board) to report on any and all appropriate matters.

     o Provision of guidance and oversight to the internal audit function of the Company, including review of the organization, plans and results of such activity.

     o Review of financial statements (including quarterly reports) with management and the independent auditor. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments, whether or not recorded, and such other inquiries as the committee deems appropriate.

     o Discussion with management and the auditors of the quality and adequacy of the Company's internal controls.

     o Discussion with management of the status of pending litigation, taxation matters, and other areas of oversight to the legal and compliance area as the committee deems appropriate.

     o Reporting on audit committee activities to the full board and issuance annually of a summary report (including appropriate oversight conclusions), which if required shall be suitable for submission to the Company's shareholders.

ANNEX B


TEXT OF PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     The section (a) of Article FOUR of the Corporation's Certificate of Incorporation is proposed to be amended. Sections (b) and (c) of Article FOUR, relating to the Corporation's authorized Preferred Stock will remain unchanged. If the proposed amendment is approved by stockholders, Section (a) of Article FOUR will be as follows:

     "FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is six hundred ten million (610,000,000), consisting of six hundred million (600,000,000) shares of common stock, par value $.01 per share (the "Common Stock") and ten million (10,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock").

ANNEX C


Terms of the 1997 Plan

     Under the 1997 Plan, as amended subject to shareholder approval, options to purchase 14,000,000 shares may be issued. The 1997 Plan is administered by a committee consisting of at least two "disinterested" directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, (the "Committee") selected by the Board of Directors. The Board has designated the Committee, consisting of Messrs. Guthart and Mallement, to administer the 1997 Plan. Within the applicable limits of the 1997 Plan, the Committee shall have full authority to select from among eligible individuals those to whom options shall be granted under the 1997 Plan, the number of shares subject to each option and the price, terms and conditions of any options to be granted thereunder. The Board of Directors shall have full authority to amend the 1997 Plan, provided, however, that any amendment which (i) increases the number of shares which may be the subject of stock options granted under the 1997 Plan,
(ii) expands the class of individuals eligible to receive options under the 1997 Plan, (iii) increases the period during which options may be granted or the permissible term of options under the 1997 Plan, or (iv) decreases the minimum exercise price of such options, shall only be adopted by the Board of Directors subject to shareholder approval. No amendment to the 1997 Plan shall, without the consent of the holder of an existing option, materially and adversely affect his rights under such option.

     Officers and key employees of the Corporation and directors, officers and key employees of its subsidiaries (including any partnership of which the Corporation or any subsidiary of the Corporation is a general partner) are eligible to receive options under the 1997 Plan. The exercise price of any option must be no less than 100% (or, in the case of an incentive stock option granted to a 10% shareholder, 110%) of the fair market value of the shares purchasable thereunder on the date of grant.

     Payment for shares purchased upon the exercise of options may be made (i) in cash or certified check, (ii) by transfer to the Corporation of a number of shares of the Corporation's Common Stock whose aggregate market value is equal to the aggregate option price, (iii) by delivering to the Corporation (a) irrevocable instructions to deliver the stock certificates representing the shares for which the option is being exercised directly to a broker, and (b) instructions to the broker to sell such shares and promptly deliver to the Corporation the portion of sale proceeds equal to the aggregate option exercise price, or (iv) a combination of these methods of payment.

     No option may be exercisable for more than ten years from the date of grant; an incentive stock option granted to a 10% shareholder may not be exercisable for more than five years from the date of grant. Moreover, to qualify as incentive stock options, the aggregate fair market value, determined as of the date of grant, of the shares which may first become exercisable by any individual in any calendar year, under the 1997 Plan and under any other plans of the Corporation and its subsidiaries pursuant to which incentive stock options may be granted, may not exceed $100,000. The maximum number of shares purchasable under any option or options granted pursuant to the 1997 Plan to any individual in any calendar year may not exceed one percent of the then issued and outstanding shares of Common Stock of the Corporation.

     Under the 1997 Plan, both incentive and non-incentive stock options may be granted. For federal income tax purposes, a holder of an option designated as not qualifying as an incentive stock option will generally realize taxable income upon the exercise of an option, and at that time the Corporation will then be allowed a deduction from its income equal to the excess of (a) the market value, at the time of such exercise, of the shares acquired pursuant to such exercise over (b) the aggregate option exercise price for such shares. Generally, no realization of taxable income to the optionee will result from the exercise of an incentive stock option and the Corporation will not receive any deduction in connection with such exercise, although the gain upon exercise may subject the holder to taxation under the alternate minimum tax. At the time of the sale of the shares acquired upon the exercise of an incentive stock option the optionee will then realize taxable income equal to the sale price less the exercise price.

     Options may generally not be transferred except to the extent that options may be exercised by an executor or administrator provided, however, with the prior approval of the Committee, options granted under the 1997 Plan may be transferred to an optionee's spouse, children, grandchildren or a trust or partnership established for the benefit of such persons. Subsequent transfers of such transferred options are prohibited. Under the 1997 Plan, options lapse if the optionee ceases to be an employee of the Corporation or its subsidiaries. However, if the cessation of employment is due to retirement, disability or death of the optionee, options may be exercised within three months of the holder's retirement or within one year of the holder's death or disability, provided, however, that no option may be exercisable after its normal expiration date.

     The 1997 Plan terminates on February 9, 2007. The 1997 Plan may be altered, suspended or discontinued at any time by the Board of Directors, provided that no such action may, without the consent of an optionee, materially and adversely affect his rights under any outstanding options. Options are subject to adjustment to protect against dilution in certain events, including the recapitalization or reorganization of the Corporation, its merger into or consolidation with another corporation, stock splits and stock dividends.

                         VOTE BY TELEPHONE AND INTERNET
                          24 HOURS A DAY, 7 DAYS A WEEK


                                    TELEPHONE
                                 1-800-480-0407

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.


                                    INTERNET
                        https://proxy.shareholder.com/sbl

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.


                                      MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided


Your telephone or Internet vote                If you have submitted your proxy
authorizes the named proxies to                by telephone or the Internet
vote your shares in the same                   there is no need for you to mail
manner as if you marked, signed                back your proxy.
and returned the proxy card.

                                                CONTROL NUMBER FOR
                                                TELEPHONE OR INTERNET VOTING

CALL TOLL-FREE TO VOTE ++ IT'S FAST AND CONVENIENT

                    1-800-480-0407


                      DETACH PROXY CARD HERE IF YOU ARE NOT
                         VOTING BY TELEPHONE OR INTERNET

= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
1.   Election of Directors      FOR all nominees         [ ] WITHHOLD AUTHORITY to                [ ] EXCEPTIONS *  [ ]
                                listed below                 vote for all nominees listed
                                                             below

Nominees:   01 - Jerome Swartz, 02 - Harvey P. Mallement, 03 - Raymond R.
            Martino, 04 - George Bugliarello, 05 - Charles B. Wang, 06 - Tomo
            Razmilovic, 07- Leo A. Guthart and 08 - James Simons
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions:
             -------------------------------------------------------------------

2.   To approve an amendment to the Certification of Incorporation.

     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

3.   To approve an amendment to the 1997 Employee Stock Option Plan

     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN


4. To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors for fiscal year 2001.

     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN

5. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof.

     [ ] FOR          [ ] AGAINST         [ ] ABSTAIN


                                    Address Change and/or Comments Mark Here

                                    Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign. Joint owners must each sign.

                                    Dated:                                  2001
                                           --------------------------------


                                    --------------------------------------------
                                                   Signature(s)

                                    --------------------------------------------
                                                   Signature(s)


(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)
                                VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK
                            SYMBOL TECHNOLOGIES, INC.

                         PROXY / VOTING INSTRUCTION CARD

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYMBOL TECHNOLOGIES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 2001.

The undersigned hereby constitutes and appoints JEROME SWARTZ and TOMO RAZMILOVIC, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all of the shares of Symbol Technologies, Inc. Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 21, 2001, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1, 2, 3 and 4. The undersigned acknowledges receipt of the accompanying Proxy Statement dated April 2, 2001.


Comments / Address Change
                         --------------------

----------------------------------------------     SYMBOL TECHNOLOGIES, INC.
                                                   P.O. BOX 11095
----------------------------------------------     NEW YORK, N.Y.   10203-0095

----------------------------------------------
If you have written in the above space, please mark the Comments notification box on the reverse side

          (Continued, and to be signed and dated on the reverse side.)